Exhibit 10.17

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked "[***]" and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

SETTLEMENT AGREEMENT AND MUTUAL RELEASES

This Settlement Agreement (the "Settlement Agreement"or "Agreement") is made and entered into as of October 31 , 2005, by and among (i) Charter Communications, Inc. ("CCI"), a Delaware corporation, (ii) the Special Committee of the Board of Directors of CCI (the "Special Committee") acting on behalf of CCI with respect to certain matters described below, (iii) Charter Communications Holding Company, LLC ("HoldCo"), a Delaware limited liability company, (iv) CCHC, LLC ("CCHC"), a Delaware limited liability company, (v) CC VIII, LLC ("CC VIII"), a Delaware limited liability company, (vi) CC V, LLC ("CC V"), a Delaware limited liability company, (vii) Charter Investment, Inc. ("CII"), a Delaware corporation, (viii) Vulcan Cable III, Inc. ("Vulcan"), and (ix) Paul G. Allen ("Mr. Allen"), an individual. Each of the parties to this Agreement is individually referred to herein as a "Party"and all are collectively referred to herein as the "Parties."

RECITALS

WHEREAS, effective as of February 14, 2000, 24,273,943 membership units in CC VIII (the "Put Units") were issued to TCI Bresnan LLC and TCID of Michigan Inc. (jointly, the "AT&T Sellers") as part of the acquisition by HoldCo and Charter Communications Holdings, LLC ("Holdings") of Bresnan Communications Company Limited Partnership ("Bresnan");

WHEREAS, in connection with the acquisition by HoldCo and Holdings of Bresnan, Mr. Allen granted to the AT&T Sellers the right to put their Put Units to him as evidenced by that certain Put Agreement dated February 14, 2000, and as amended;

WHEREAS, on April 12, 2002, the successors to the AT&T Sellers elected to exercise the put right, and the put closed on June 6, 2003, whereupon Mr. Allen bought the Put Units for a base price of approximately $630 million plus 4.5% thereof annually from February 14, 2000, for a total purchase price of $728,270,541.00;

WHEREAS, Mr. Allen transferred the Put Units to his wholly-owned affiliate Vulcan Cable Investment Ltd., which subsequently was merged into Mr. Allen’s wholly-owned affiliate CII;

WHEREAS, an issue has arisen (the "CC VIII Put Dispute") regarding whether the Put Units are required to be mandatorily exchanged for HoldCo units;

WHEREAS, the Board of Directors of CCI formed the Special Committee to investigate and take any appropriate action on behalf of CCI with respect to the CC VIII Put Dispute, among other things;

WHEREAS, the Special Committee undertook an extensive investigation of the facts and law in connection with the CC VIII Put Dispute, and the Parties engaged in a process of non-binding mediation in an effort to resolve the CC VIII Dispute, without success;

WHEREAS, the Parties subsequently participated in the complex corporate and business dispute mediation program of the Court of Chancery of the State of Delaware, proceeding before Vice Chancellor Donald F. Parsons, Jr., pursuant to 10 Del. C. § 347 and Rules 93, 94 and 95 of the Court of Chancery;

WHEREAS, the Parties, having exhaustively investigated the facts and circumstances relating to the CC VIII Put Dispute, and having carefully considered the mediation before Vice Chancellor Parsons, and after consultation with counsel, now desire that the CC VIII Put Dispute be permanently and irrevocably released and settled as among the Parties, as set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. As used herein, the following terms shall have the following meanings:

1.1 "CC VIII LLC Agreement"means the Third Amended and Restated Limited Liability Company Agreement of CC VIII, LLC, dated as of even date herewith.

1.2 "Effective Date"means the date first above written, so long as all of the Parties have executed this Agreement.

1.3 "Related Parties" means (i) with respect to CCI, the Special Committee and its current and former members (Ronald L. Nelson, John H. Tory, Larry W. Wangberg and David C. Merritt), HoldCo, CC VIII, CC V and CCHC (together, the "Charter Parties"), each of the Charter Parties’ respective subsidiaries, parent entities, successors, and predecessors, past or present officers, directors, shareholders, agents, principals, employees, insurers, attorneys, advisors, and investment advisors, partners, members, affiliates, and any person, firm, trust, partnership, corporation, officer, director or other individual or entity in which any Charter Party has a controlling interest or which is related to or affiliated with any of the Charter Parties, and the respective legal representatives, heirs, successors in interest or assigns of each of the Charter Parties;

provided, however, that the foregoing shall not include any of the Allen Parties, as defined below, and shall [* * *](together, the "[* * *]"); and (ii) with respect to CII, Vulcan and Mr. Allen (together, the "Allen Parties"), each of the Allen Parties’ respective subsidiaries, parent entities, successors, and predecessors, past or present officers, directors, shareholders, agents, principals, employees, insurers, attorneys, advisors, and investment advisors, partners, members, affiliates, and any person, firm, trust, partnership, corporation, officer, director or other individual or entity in which any Allen Party has a controlling interest or which is related to or affiliated with any of the Allen Parties, and the respective legal representatives, heirs, successors in interest or assigns of each of the Allen Parties; provided, however, that the Allen Parties shall not include any of the Charter Parties or [* * *].

1.4 "Settled Claims"means all claims, counterclaims, rights, demands, causes of action or liabilities, if any, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known claims and Unknown Claims (as defined below), already accrued or arising in the future, directly or indirectly, that have been or could have been asserted by the Parties or any of them or the successors and assigns of any of them against any other Party which arise out of or relate in any way to (i) the acquisition by HoldCo and Holdings of Bresnan Communications Company Limited Partnership, (ii) the drafting and execution of the agreements effecting the acquisition by HoldCo and Holdings of Bresnan Communications Company Limited Partnership, (iii) the Put Units, or (iv) the CC VIII Put Dispute; provided, however, that the foregoing shall not include any claims, counterclaims, rights or causes of action or liabilities arising out of, or related in any way to, this Settlement Agreement and any agreements executed pursuant to this Settlement Agreement (such agreements, the "Transaction Documents"); and further provided that the Settled Claims shall not include [* * *].

1.5 "Unknown Claims"means any and all Settled Claims that any of the Parties and/or their Related Parties do not know or suspect exist in his or its favor at the time of the release of the Settled Claims, which if known by him or it might have affected his or its decision(s) with respect to entering into or the terms of this Agreement or any other agreement referred to herein. With respect to any and all Settled Claims, the Parties stipulate and agree that each and all of the Parties shall be deemed to have expressly waived any and all provisions, rights and benefits conferred by any law, including the law of any state or territory of the United States or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties acknowledge that the inclusion of "Unknown Claims"in the definition of Settled Claims was separately bargained for and was a key element of this Agreement. The Parties acknowledge that they may hereafter discover facts which are different from or in addition to those that they may now know or believe to be true with respect to any and all claims, counterclaims, cross-claims, demands, rights, liabilities and causes of action herein released, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, and agree that all Unknown Claims are nonetheless released and that this Agreement shall be and remain effective in all respects even if any such different or additional facts are subsequently discovered.

2. Retained Put Units.

2.1 Retained Units. CII shall retain 7,282,183 CC VIII Class A Preferred Units (the "Retained Units"). CII, as holder of the Retained Units, shall have the rights set forth in the CC VIII LLC Agreement.

2.2 Additional CC VIII Units. On the Effective Date, CC VIII shall issue an additional 49,365,952 Class B Units in CC VIII to CCV in consideration for prior contributions of cash and the Avalon and Cable USA cable systems. The issuance of such additional Class B Units shall be reflected in the CC VIII LLC Agreement.

3. Transfer of Put Units to HoldCo. Upon the Effective Date, CII shall transfer to HoldCo 15,202,763 CC VIII Class A Preferred Units, free and clear of any claim, lien, charge, encumbrance or restriction.

4. CCHC, LLC.

4.1 Formation of CCHC. Contemporaneously with the execution of this Agreement, HoldCo shall execute the Limited Liability Company Agreement of CCHC, LLC in the form annexed hereto as Exhibit A.

4.2 Transfers to CCHC. Contemporaneously with the execution of this Agreement: (i) CII shall transfer to CCHC 1,788,997 CC VIII Class A Preferred Units, free and clear of any claim, lien, charge, encumbrance or restriction; (ii) in consideration for such CC VIII Class A Preferred Units, CCHC shall authorize and issue to CII the Subordinated Accreting Note in the form annexed hereto as Exhibit B; and (iii) HoldCo shall transfer all of its ownership interests in Holdings and all of its ownership interests in the CC VIII Class A Preferred Units transferred to it pursuant to paragraph 3 to CCHC in exchange for 100% of the equity of CCHC. The documents effecting these assignments are annexed hereto as Exhibit C.

5. Tax Treatment. For all income tax purposes, the Parties shall treat the transfers of the CC VIII Class A Preferred Units pursuant to (i) paragraph 3 as a transfer by CII of 15,202,763 CC VIII Class A Preferred Units with an agreed value of $409,600,000 in respect of CII’s interest in HoldCo in connection with the settlement of the CC VIII Put Dispute resulting in the recognition of $409,600,000 of ordinary income by HoldCo, and (ii) pursuant to paragraph 4.2 as the sale of 1,788,997 CC VIII Class A Preferred Units by CII to HoldCo for $48,200,000 payable in the CCHC Subordinated Accreting Note.

6. Exchange Agreement. Contemporaneously with the execution of this Agreement, HoldCo and CII shall execute and deliver the Exchange Agreement in the form annexed hereto as Exhibit D, in order to provide for the exchange of the CCHC Note in certain circumstances as provided therein.

7. Holdings LLC Agreement. Contemporaneously with the execution of this Agreement, certain of the Parties shall execute and deliver the Second Amended and Restated Limited Liability Company Agreement of Charter Communications Holdings, LLC in the form annexed hereto as Exhibit E.

8. CC VIII LLC Agreement. Contemporaneously with the execution of this Agreement, certain of the Parties shall execute and deliver the CC VIII LLC Agreement in the form annexed hereto as Exhibit F.

9. Governance Agreement. Contemporaneously with the execution of this Agreement, CCI, HoldCo and Mr. Allen shall execute and deliver the Governance Agreement in the form annexed hereto as Exhibit G.

10. Representation by CII. CII hereby represents and warrants (a) that Mr. Allen acquired the CC VIII Class A Preferred Units on June 6, 2003, (b) that Mr. Allen transferred the CC VIII Class A Preferred Units to Vulcan Cable Investment Ltd. on June 6, 2003, (c) that Vulcan Cable Investment Ltd. merged with and into CII on December 31, 2003, and CII succeeded to all of the interests in and rights to the CC VIII Class A Preferred Units, (d) that immediately prior to the date hereof CII was the sole owner of the CC VIII Class A Preferred Units, and (e) that it has not transferred any interest in the CC VIII Class A Preferred Units prior to the date hereof.

11. Mutual Releases by the Parties.

11.1 Release by CCI. Subject to and conditioned upon the occurrence of the Effective Date, CCI, on behalf of itself and its Related Parties, fully and forever releases and discharges CII, Vulcan and Mr. Allen, and any and all of their Related Parties, of and from any and all of the Settled Claims; provided, however, that this release shall not release any Party from any agreements, covenants or provisions contained in this Agreement or the Transaction Documents and shall [* * *].

11.2 Release by Mr. Allen. Subject to and conditioned upon the occurrence of the Effective Date, CII, Vulcan and Mr. Allen, on behalf of themselves and their Related Parties, fully and forever release and discharge CCI, and any and all of its Related Parties, of and from any and all of the Settled Claims; provided, however, that this release shall not release any Party from any agreements, covenants or provisions contained in this Agreement or the Transaction Documents and shall [* * *].

12. [* * *]

12.1 The Allen Parties [* * *] any [* * *] at the request of the Charter Parties as set forth in this paragraph 12.  The [* * *] and each of them hereby [* * [* * *], [* * *] related to any of the matters in subparagraphs 1.4 (i) through (iv), above.

12.2 The shall [* * *] or any of them in [* * *] related to any of the matters in subparagraphs 1.4 (i) through (iv), above by (a) executing [* * *] as requested [* * *] related to any of the matters in subparagraphs 1.4 (i) through (iv), above, so long as the [* * *] also [* * *]; (b) allowing [* * *], concerning any [* * *] related to any of the matters in subparagraphs 1.4 (i) through (iv), above; (c) [* * *] against any [* * *]; and (d) taking reasonable steps  [* * *] with respect to any [* * *] related to any of the matters in subparagraphs 1.4 (i) through (iv), above.  The [* * *] present and participate on their behalf in any activity in which participates hereunder, and the [* * *] for all [* * *] as a result of the [* * *] required herein.

12.3 Notwithstanding anything seemingly to the contrary above, (a) [* * *], [* * *] or implicitly as a result of any provision of this paragraph 12, [* * *]; and (b) shall not [* * *], which would or could reasonably be expected to [* * *]; provided however, that if, [* * *] related to any of the matters in subparagraphs 1.4 (i) through (iv), above, it becomes necessary for any [* * *] [* * *] by an [* * *] and [* * *] [* * *] and such [* * *] was related to any of the matters in subparagraphs 1.4 (i) through (iv), above, and rendered at or prior to the date on which both the [* * *] had been notified that [* * *], [* * *] to accomplish the [* * *] on terms that otherwise [* * *] to the maximum extent possible consistent with this paragraph 12. In connection with such a [* * *] pursuant to the terms hereof, [* * *] and [* * *] shall conclude that there is a [* * *] that the [* * *] will be limited to the [* * *].

13. No Admissions. This Agreement is intended to settle and compromise disputed claims, and nothing contained herein shall be construed as an admission by any Party of any claim, liability or any of the matters alleged in connection with the CC VIII Put Dispute or otherwise, and neither the execution of this Agreement, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be argued, construed as or deemed in any judicial, non-judicial, administrative, arbitration or other proceeding or context, to be evidence of, or a presumption, concession, or admission by any Party of, the truth of any fact alleged or the validity of any claim that could have been or in the future might be asserted against any of them, or of any liability, fault, wrongdoing or otherwise by any of them. The Special Committee has exhaustively investigated the facts and circumstances relating to the CC VIII Put Dispute and has determined, after consultation with its counsel, that the terms of this Settlement

Agreement are fair and reasonable to CCI and has authorized entry into this Agreement by CCI.

14. Public Statements.

14.1 No Party shall make a public statement specifically concerning the terms of this Agreement or the subject matter of the CC VIII Put Dispute before using reasonable efforts to provide prior notice of such disclosure, including the substance of such disclosure, to the other Parties and to provide the other Parties a reasonable opportunity to comment thereon; provided, however, that there shall be no obligation on the part of the disclosing Party to alter the proposed disclosure in response to such comment, and a Party may make a public statement without prior notice or opportunity for comment if (i) the public statement consists of information previously disclosed or already known to the public, or (ii) the disclosing Party is required to make the public statement pursuant to applicable law, regulation or court process and such Party has determined, in the exercise of its good faith judgment, that it would not be reasonably practicable under the circumstances to delay such public statement pending notice and opportunity for comment by the other Parties. This paragraph shall not apply to any oral or written statements in any testimony, presentations, arguments, filings, pleadings, briefs or other documents made or submitted in court or during a deposition, or exchanged among counsel, in the course of any litigation.

14.2 Notice to the Charter Parties or to the Allen Parties shall be deemed made when provided pursuant to paragraph 25 hereof.

14.3 The Parties agree to cooperate in issuing a joint press release.

15. Representation by Counsel.

15.1 Each of the Parties hereby represents, warrants, and acknowledges that (i) in investigating the facts and circumstances relating to the CC VIII Put Dispute, including engaging in non-binding mediation before Vice Chancellor Parsons of the Court of Chancery of the State of Delaware, and in entering into this Agreement, he or it was represented and advised by counsel; (ii) he or it has read the terms of this Agreement and has fully understood and voluntarily accepted those terms after consultation with counsel; (iii) he or it enters into this Agreement at arms’ length and voluntarily; and (iv) he or it is competent, and duly authorized, to execute this Agreement.

15.2 Each Party hereby acknowledges that his or its counsel had the opportunity to review this Agreement before the Party signed the Agreement.

15.3 No Party shall attempt to invoke, or be entitled to the benefits of, the rule of construction to the effect that ambiguities are to be resolved against the drafting Party in any interpretation of this Agreement.

16. Governing Law. This Agreement and all disputes arising hereunder or related hereto, shall be governed by, construed and interpreted in accordance with the laws of the State of Delaware as applied to contracts made and to be performed entirely within the State of Delaware and without regard to its conflict of law principles.

17. Survival of Representations and Warranties. The representations, warranties, promises, covenants and agreements contained in this Agreement shall survive the execution of this Agreement and the Exhibits hereto.

18. Headings. The headings in this Agreement are inserted for reference and identification purposes only and shall not affect the scope, extent, intent or interpretation of this Agreement or any provision hereof.

19. Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective shareholders, corporate parents and subsidiaries, affiliates, members, partners, officers, directors, employees, successors, assigns, predecessors, heirs, survivors, executors and agents.

20. No Waiver; Severability.

20.1 Any waiver by any Party of any provision of this Agreement or any right hereunder shall not be deemed a continuing waiver, and shall not prevent or estop such Party (or any other Party) from thereafter enforcing such provision or right or any other provision or right. The failure of any Party to insist in any one or more instances upon the strict performance of any of the terms or provisions of this Agreement by any other Party shall not be construed as a waiver or relinquishment for the future of any such term or provision or any other provision or right, but that term or provision shall continue in full force and effect.

20.2 If any provision of this Settlement Agreement is found to be illegal or unenforceable by a court of competent jurisdiction, the remaining provisions shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

21. No Oral Modification. This Agreement may not be altered, amended, modified or otherwise changed in any respect except in a writing signed by each of the Parties hereto affected by such alteration, modification or amendment.

22. Entire Agreement; No Third Party Beneficiaries. This Settlement Agreement, the Exhibits hereto and the Transaction Documents contain the entire agreement among the Parties and constitute the complete, final and exclusive embodiment of their agreement with respect to the subject matter hereof, and supersede all prior agreements among them with respect to such subject matter, whether written or oral, which are hereby rescinded. This Agreement is executed without reliance upon any promise, warranty or representation by any Party or any representative of any Party other than those expressly provided or contained herein and in the Exhibits hereto, and each Party expressly disclaims any such reliance or the existence of any other such warranty or representation. This Agreement, the Exhibits hereto and the Transaction Documents are not intended to confer upon any person or entity other than the Parties and their Related Parties any rights or remedies hereunder.

23. Authority. Each Party represents and warrants that it has full power and authority to enter into this Agreement and to perform its obligations hereunder and has not assigned, transferred or encumbered, or purported to assign, transfer or encumber, voluntarily or involuntarily, to any person or entity which is not a party to this Agreement, all or any portion of the claims, obligations or rights covered by this Agreement. Where the Party is a corporate Party, it warrants and represents that the person signing on its behalf is duly authorized to sign on behalf of the corporation or company. Entry into this Agreement by CCI has been authorized by the Special Committee after consultation with its counsel.

24. Further Assurances. Each Party agrees to take such other and further actions and to execute such other documentation as may be required to carry out the intent and purposes of this Agreement.

25. Notices. Any notice required or permitted hereunder shall be given in writing by hand delivery or by facsimile (with hard copy to follow by courier or certified mail, postage prepaid, return receipt requested), addressed to each of the other Parties as follows (or at such other address as a Party may designate by advance written notice to each of the other Parties hereto):

IF TO CCI, HOLDCO,       Charter Communications Inc.
CCHC, CC VIII or CC V:     12405 Powerscourt Drive
St. Louis, MO 63131
Attention: General Counsel
Telephone: (314) 543-2308
Facsimile: (314) 965-8793

IF TO CCI, HOLDCO, CCHC, CC VIII OR CC V, A COPY, WHICH SHALL NOT CONSTITUTE SERVICE, SHALL BE PROVIDED TO:

Mr. Dennis Friedman
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Telephone: (212) 351-3900
Facsimile: (212) 351-6201

IF TO THE SPECIAL   Special Committee of the Board of
COMMITTEE:     Directors of Charter Communications, Inc.
c/o David E. Mills, Esq.
Dow, Lohnes & Albertson, PLLC
1200 New Hampshire Avenue, NW
Suite 800
Washington, D.C. 20036-6802
Telephone: 202.776.2000
Facsimile: 202.776.2222

IF TO CII:        Charter Investment, Inc.
c/o Vulcan Inc.
505 Fifth Avenue S, Suite 900
Seattle, WA 98104
Attn: Gregory P. Landis, Executive Vice President and General Counsel
Telephone: 206.342.2347
Facsimile: 206.342.3347

IF TO MR. ALLEN:      Mr. Paul G. Allen
c/o Vulcan Inc.
505 Fifth Avenue S, Suite 900
Seattle, WA 98104
Attn: Gregory P. Landis, Executive Vice President and General Counsel
Telephone: 206.342.2347
Facsimile: 206.342.3347

IF TO CII OR MR. ALLEN, A COPY, WHICH SHALL NOT CONSTITUTE SERVICE, SHALL BE PROVIDED TO:

Allen D. Israel, Esq.
Foster Pepper & Shefelman PLLC
1111 Third Avenue
34th Floor
Seattle, WA 98101
Telephone: 206.447.8911
Facsimile: 206.749.1957

- and -

Robert E. Zimet, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telephone: 212.735.2520
Facsimile: 917.777.2520

- and -

Nicholas P. Saggese
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Suite 3400
Los Angeles, CA 90071
Telephone: 213.687.5550
Facsimile: 213.687.5600

26. Remedies. The rights and remedies of the Parties shall not be mutually exclusive, and the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the Parties confirms that compensatory damages may be an inadequate remedy for a breach or threatened breach of any provision hereof. The respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to, or shall limit or affect any rights at law or by statute or otherwise of any Party aggrieved as against the other Parties for a breach or threatened breach of any provision hereof, it being the intention of this paragraph to make clear the agreement of the Parties that the respective rights and obligations of the Parties hereunder may be enforceable in equity as well as at law or otherwise.

27. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. No party shall be bound hereby unless and until this Agreement has been executed and delivered by all other Parties. Facsimile signatures shall be deemed original signatures for all purposes.

IN WITNESS HEREOF, the Parties have fully executed and delivered this Agreement, as of the date first written above.

SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF CHARTER COMMUNICATIONS, INC.

Acting for Charter Communications, Inc. as authorized by resolution of the Board of Directors

By:_________________________
David C. Merritt
in his capacity as a Member
of the Special Committee

By:_________________________
John H. Tory
in his capacity as a Member
of the Special Committee

By:_________________________
Larry W. Wangberg
in his capacity as a Member
of the Special Committee

CHARTER COMMUNICATIONS, INC.

By: _____________________
Name: _____________________
Title: _____________________

CHARTER COMMUNICATIONS HOLDING COMPANY, LLC

By: _____________________
Name: _____________________
Title: _____________________

CCHC, LLC

By: _____________________
Name: _____________________
Title: _____________________

CC VIII, LLC

By: _____________________
Name: _____________________
Title: _____________________

CC V, LLC

By: _____________________
Name: _____________________
Title: _____________________

CHARTER INVESTMENT, INC.

By: _____________________
Name: _____________________
Title: _____________________

VULCAN CABLE III, INC.

By: _____________________
Name: _____________________
Title: _____________________

PAUL G. ALLEN

___________________________